                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1) (1)


                     Discovery Partners International, Inc.
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         (Title of Class of Securities)


                                    25467510
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
-----------------------                                  -----------------------
 CUSIP No. 25467510                                       Page 2 of 17 pages.
-----------------------                                  -----------------------
--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Mayfield VIII, a California Limited Partnership
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group            (a) [_]
                                                                 (b) [X]
--------------------------------------------------------------------------------
 3.  SEC Use Only

--------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

 Number of        5.   Sole Voting Power
 Shares
                              -0-
                ----------------------------------------------------------------

 Beneficially     6.   Shared Voting Power
 Owned By
                              -0-
                ----------------------------------------------------------------

 Each             7.   Sole Dispositive Power
 Reporting
                              -0-
                ----------------------------------------------------------------

 Person           8.   Shared Dispositive Power
 With
                              -0-
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                  -0-

--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                     [_]
--------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

                  0%
--------------------------------------------------------------------------------
 12. Type of Reporting Person

                  PN
--------------------------------------------------------------------------------

                                      13G
-----------------------                                  -----------------------
 CUSIP No. 25467510                                       Page 3 of 17 pages.
-----------------------                                  -----------------------
--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Mayfield VIII Management, L.L.C.
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group            (a) [_]
                                                                 (b) [X]
--------------------------------------------------------------------------------
 3.  SEC Use Only

--------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

 Number of        5.   Sole Voting Power
 Shares
                              -0-
                ----------------------------------------------------------------

 Beneficially     6.   Shared Voting Power
 Owned By
                              5,365
                ----------------------------------------------------------------

 Each             7.   Sole Dispositive Power
 Reporting
                              -0-
                ----------------------------------------------------------------

 Person           8.   Shared Dispositive Power
 With
                              5,365
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

                  5,365
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                     [_]

--------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

                  0%
--------------------------------------------------------------------------------
 12.      Type of Reporting Person

                  OO
--------------------------------------------------------------------------------

                                      13G
-----------------------                                  -----------------------
 CUSIP No. 25467510                                       Page 4 of 17 pages.
-----------------------                                  -----------------------
--------------------------------------------------------------------------------
 1.    Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       Mayfield Associates Fund II, a California Limited Partnership
--------------------------------------------------------------------------------
 2.    Check the Appropriate Box if a Member of a Group           (a) [_]
                                                                  (b) [X]
--------------------------------------------------------------------------------
 3.    SEC Use Only

--------------------------------------------------------------------------------
 4.    Citizenship or Place of Organization

       California
--------------------------------------------------------------------------------

 Number of         5.    Sole Voting Power
 Shares
                              -0-
              ------------------------------------------------------------------

 Beneficially      6.   Shared Voting Power
 Owned By
                              -0-
              ------------------------------------------------------------------

 Each              7.   Sole Dispositive Power
 Reporting
                              -0-
              ------------------------------------------------------------------

 Person            8.   Shared Dispositive Power
 With
                              -0-
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by Each Reporting Person

                   -0-
--------------------------------------------------------------------------------
 10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                      [_]

--------------------------------------------------------------------------------
 11.      Percent of Class Represented by Amount in Row (9)

                   0%
--------------------------------------------------------------------------------
 12.      Type of Reporting Person

                   PN
--------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 5 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Yogen K. Dalal
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       153
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       153
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          153
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 6 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      F. Gibson Myers, Jr.
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       155
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       155
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          155
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 7 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Kevin A. Fong
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       19
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       19
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          19
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 8 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      William D. Unger
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       39
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       39
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          39
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 9 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Wendell G. Van Auken, III
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       152
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       152
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          152
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 10 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Michael J. Levinthal
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       -0-
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       -0-
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          -0-
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 11 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      A. Grant Heidrich, III
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       154
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       154
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          154
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 25467510                                      Page 12 of 17 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Wende S. Hutton
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
NUMBER OF                       6,154
SHARES             -----------------------------------------------------------
                          Shared Voting Power
BENEFICIALLY         6.
OWNED BY                        -0-
                   -----------------------------------------------------------
EACH                      Sole Dispositive Power
                     7.
REPORTING                       6,154
PERSON             -----------------------------------------------------------
                          Shared Dispositive Power
WITH                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          6,154
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
-----------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer:

               Discovery Partners International, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               9640 Towne Centre Drive
               San Diego, CA 92121

Item 2.

          (a)  Name of Persons Filing:

               Mayfield VIII, a California Limited Partnership
               Mayfield VIII Management, L.L.C.
               Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
               F. Gibson Myers, Jr.
               Kevin A. Fong
               William D. Unger
               Wendell G. Van Auken, III
               Michael J. Levinthal
               A. Grant Heidrich, III
               Wende S. Hutton

          (b)  Address of Principal Business Office:

               c/o Mayfield Fund
               2800 Sand Hill Road
               Menlo Park, CA 94025

          (c)  Citizenship:

               Mayfield VIII and Mayfield Associates Fund II are California Limited Partnerships.
               Mayfield VIII Management, L.L.C. is a Delaware Limited Liability Company.
               The individuals listed in Item 2(a) are U.S. citizens.

          (d)  Title of Class of Securities:

               Common Stock, $0.001 par value

          (e)  CUSIP Number:

               25467510

                              Page 13 of 17 pages.

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          Not applicable

Item 4.   Ownership.

          The information regarding ownership as set forth in Items 5-9 of Pages 2-12 hereto, is hereby incorporated by reference. Shares beneficially owned by each individual reporting person are held as trustee of a trust for the benefit of such reporting person and members of his or her family.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                              Page 14 of 17 pages.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2002            MAYFIELD VIII
                                   A California Limited Partnership
                                   By:  Mayfield VIII Management, L.L.C.
                                        Its General Partner

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Authorized Signatory

                                   MAYFIELD VIII MANAGEMENT, L.L.C.

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Authorized Signatory

                                   MAYFIELD ASSOCIATES FUND II
                                   A California Limited Partnership

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Authorized Signatory

                                   YOGEN K. DALAL

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   F. GIBSON MYERS, JR.

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   KEVIN A. FONG

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   WILLIAM D. UNGER

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   WENDELL G. VAN AUKEN, III

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                              Page 15 of 17 pages.

                                        MICHAEL J. LEVINTHAL

                                        By:  /s/ James T. Beck
                                           -------------------------------------
                                             James T. Beck, Attorney In Fact


                                        A. GRANT HEIDRICH, III

                                        By:  /s/ James T. Beck
                                           -------------------------------------
                                             James T. Beck, Attorney In Fact

                                        WENDE S. HUTTON

                                        By:  /s/ James T. Beck
                                           -------------------------------------
                                             James T. Beck, Attorney In Fact

                              Page 16 of 17 pages.

                                  EXHIBIT INDEX

Exhibit 1 - "JOINT FILING AGREEMENT" is hereby incorporated by reference to
Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 2 - "POWERS OF ATTORNEY" is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.

                              Page 17 of 17 pages.